SPARROW CAPITAL MANAGEMENT, INC.

11330 Olive Blvd, Suite 230

St. Louis, MO 63141

Letter Agreement

July 17, 2008

To:	Sparrow Funds
11330 Olive Blvd, Suite 230
St. Louis, MO 63141

Dear Sirs:

          You have engaged us to act as the sole investment adviser to the Sparrow Growth Fund (the “Fund”) pursuant to an Investment Advisory Agreement approved by the Board of Trustees on July 17, 2008 (the “Agreement”).

          Effective as of the date the Fund’s shareholders approve the Agreement, we hereby agree to waive our management fee and/or reimburse expenses of the Fund, but only to the extent necessary to maintain the total annual operating expenses of each Class of the Fund, excluding interest; taxes; brokerage fees and commissions; any applicable 12b-1 fees; indirect expenses (such as fees and expenses of other investment companies in which the Fund may invest); and extraordinary litigation expenses; and certain expenses incurred in connection with the closing of the Fund or the Class, at 1.25% of the average daily net assets of the Class. This Agreement shall continue in place with respect to each Class of the Fund until such date as the Fund (or the Class) is liquidated, or December 31, 2010, whichever shall be the first to occur. This Agreement supersedes any other expense limitation agreement previously entered into with us with respect to the Fund.

          Each waiver or reimbursement by us is subject to repayment by the applicable Class of the Fund within the three fiscal years following the fiscal year in which that particular expense is incurred, provided that the Fund is able to make the repayment without exceeding the 1.25% expense limitation with respect to such Class.

Very truly yours,

Sparrow Capital Management, Inc.

By: /s/ Gerald R Sparrow

Gerald R. Sparrow, President

                                                                                                Acceptance

The foregoing Agreement is hereby accepted.

Sparrow Funds

By: /s/ Richard N. Priest

Richard N. Priest, Independent Trustee

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